CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207377 on Form S-3 and Registration Statement No. 333-195969 on Form S-8 of our report dated February 24, 2017 (May 10, 2017 as to the effect of the retrospective impact related to the acquisition of the Paulsboro Natural Gas Pipeline Company LLC under common control, as described in Note 1), relating to the consolidated financial statements of PBF Logistics LP and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the retrospective effect given for the Partnership’s acquisition of entities under common control) for the year ended December 31, 2016, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 10, 2017